     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1999



                                                      REGISTRATION NO. 333-71207

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                                  REGISTRATION
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           NATIONAL CITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     Delaware                                           34-1111088
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR          (I.R.S. EMPLOYER IDENTIFICATION NO.)
                   ORGANIZATION)

                              NATIONAL CITY CENTER
                             1900 EAST NINTH STREET
                           CLEVELAND, OHIO 44114-3484
                                  216/575-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                DAVID L. ZOELLER
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           NATIONAL CITY CORPORATION
                             1900 EAST NINTH STREET
                           CLEVELAND, OHIO 44114-3484
                                  216/575-2978
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   Copies to:

               CHRISTOPHER M. KELLY                                  DANIEL M. ROSSNER
            JONES, DAY, REAVIS & POGUE                               BROWN & WOOD LLP
                    NORTH POINT                                   ONE WORLD TRADE CENTER
                901 LAKESIDE AVENUE                              NEW YORK, NEW YORK 10048
               CLEVELAND, OHIO 44114

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
                            ------------------------
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

    If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. WE ARE NOT MAKING THIS OFFER TO PURCHASE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH 5, 1999


PROSPECTUS

                           NATIONAL CITY CORPORATION

                            ------------------------

                                 $1,000,000,000

                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES

                            ------------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     The securities offered hereby are not savings accounts or savings deposits. These securities are not insured by the Federal Deposit Insurance Corporation or any governmental agency.

                            ------------------------


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION. NONE OF THESE ORGANIZATIONS HAVE DETERMINED WHETHER THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus is                     , 1999

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
Where You Can Find More Information.........................       3
Incorporation of Information We File With the SEC...........       3
National City Corporation...................................       4
Use of Proceeds.............................................       6
Ratio of Earnings to Fixed Charges..........................       6
Description of the Securities...............................       6
Senior Debt Securities......................................      12
Subordinated Debt Securities................................      12
United States Taxation......................................      13
Limitations on Issuance of Bearer Securities................      17
Plan of Distribution........................................      18
Legal Opinions..............................................      19
Experts.....................................................      19

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different information. If anyone else provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's Public Reference Room, located at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains public reference rooms in New York, New York and Chicago, Illinois. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available from the SEC's Web site at http://www.sec.gov.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to incorporate information we file with the SEC by reference into this prospectus. Important information will be disclosed to you in the incorporated documents. We are incorporating the following documents by reference into this prospectus, as well as any future filings we make under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is completed:

     - Annual Report on Form 10-K for the year ended December 31, 1998 and the 1998 Annual Report to Stockholders (but only to the extent that the annual report is expressly incorporated by reference into the Form 10-K).


     - Current Report on Form 8-K, filed on February 2, 1999.


     You may request a free copy of any filings referred to above (excluding exhibits) by writing or telephoning us at:


        National City Corporation

        National City Center
        1900 East Ninth Street
        Cleveland, Ohio 44114-3484
        Attention: Thomas A. Richlovsky,
        Senior Vice President and Treasurer
        216/575-2126

                           NATIONAL CITY CORPORATION

     We are a multibank holding company and own all of the outstanding capital stock of 7 commercial banks. We have a total of 1,301 banking offices in Ohio, Michigan, Pennsylvania, Kentucky, Indiana and Illinois. As of December 31, 1998, our consolidated total assets were $88.2 billion and our common stockholders' equity was $6.98 billion. Based on asset size, we are the 11th largest commercial banking organization in the United States.

     Listed below are our principal banking subsidiaries:

                               National City Bank
                    National City Bank of Michigan/Illinois
                       National City Bank of Pennsylvania
                         National City Bank of Kentucky
                         National City Bank of Indiana

     We offer a wide range of financial services through our subsidiaries. These services include traditional commercial and retail bank services, consumer finance, personal trust, investment management, brokerage services, investment banking, institutional trust, mortgage services, credit card services, and transaction processing.

     On March 30, 1998, we acquired Fort Wayne National Corporation. We acquired First of America Bank Corporation on March 31, 1998. We accounted for the Fort Wayne National Corporation acquisition as a purchase and we accounted for the First of America Bank Corporation acquisition as a pooling of interests. For more detail on these acquisitions and their impact on our financial statements, please review our Annual Report on Form 10-K for the year ended December 31, 1998.

     We are a legal entity separate and distinct from our subsidiary banks and other subsidiaries. A substantial portion of our cash revenue is received from our subsidiary banks in the form of cash dividends. Federal law limits the manner and amount of funding that our subsidiary banks may provide to us. The bank subsidiaries are limited as to the dividends they are allowed to pay. The type and amount of any security required to be pledged for any loans from our subsidiary banks to us is dictated by Section 23A of the Federal Reserve Act.

     In any given year, each of our subsidiary banks may not pay dividends in an amount that exceeds (a) that bank's net profits for the current year plus (b) its retained net profits for the preceding two calendar years. This limitation on dividends may only be exceeded if the bank has received prior approval of the Comptroller of the Currency. Because of this limitation, as of January 1, 1999, our subsidiary banks could not have paid to us a dividend of more than $904.6 million without the approval of the Comptroller of the Currency. Each of our subsidiary banks must meet various capital requirements. These capital requirements may further limit the amount of dividends that a subsidiary bank may pay to us. In addition, the Comptroller of the Currency has authority to prohibit payment of a dividend by any of our subsidiary banks if the payment constitutes what, in its opinion, is an unsafe and unsound banking practice.

     The total of all loans each subsidiary bank may make to us cannot exceed 10% of the capital stock and surplus of that bank. All loans made to us must be secured with collateral having a market value of at least 100% to 130% of the amount of the loan. The required amount of collateral depends on the type of assets that are pledged.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 imposes various liabilities on our subsidiary banks. Each of our subsidiary banks is liable to the Federal Deposit Insurance Corporation (commonly referred to as the FDIC) for any losses it may incur as a result of the failure or near failure of any of our other subsidiary banks. Depositor claims of each of the non-failing banks and general creditors of each of those banks would be paid prior to any claims of the FDIC. In addition to the above requirements, the Federal Reserve Board has a policy which requires us to act as a source of financial strength to our subsidiary banks. This policy could require us to use our funds and assets to support any of our subsidiary banks that might experience financial trouble.

     We and our banking subsidiaries are required to meet various capital requirements. Failure to meet the minimum capital requirements can result in:

     - our being denied the right to acquire existing companies or establish new companies,

     - our subsidiary banks being limited in their ability to pay dividends,

     - our subsidiary banks being required to raise additional capital,

     - an increase in the deposit insurance premiums payable to the FDIC and

     - the potential loss of deposit insurance.

     We and our subsidiary banks have consistently maintained capital levels at or above the "well capitalized" level. The "well capitalized" standard is the highest regulatory standard.

     The monetary policies and regulation imposed on us and our subsidiary banks have a significant effect on our operating results. We cannot predict the impact that future monetary policy or bank regulation will have on us.
                            ------------------------

     We are a Delaware corporation and our executive offices are located at National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114-3484. Our telephone number is 216/575-2000.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of the securities offered under this prospectus and any supplement will be added to our general funds to be used for general corporate purposes, including investments in or advances to existing or future subsidiaries. If we decide to use any proceeds for a different purpose, we will specify that purpose in the appropriate prospectus supplement.


        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



     The following are the consolidated ratios of earnings to fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 1998.



                                                                YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                          1998    1997    1996    1995    1994
                                                          ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends:
  Excluding Interest on Deposits........................  2.59x   3.14x   3.23x   2.65x   3.49x
  Including Interest on Deposits........................  1.57    1.64    1.57    1.44    1.60


     For the purpose of calculating the ratio of earnings to fixed charges and preferred stock dividends, we have divided income before income taxes plus fixed charges by fixed charges in 1997 and by the total of fixed charges and pre-tax earnings required to cover preferred stock dividends in 1998, 1996, 1995 and 1994. Fixed charges, excluding interest on deposits, consist of:

     - interest on federal funds purchased,

     - interest on security repurchase agreements,

     - interest on other borrowed funds,

     - interest on corporate long-term debt, and

     - that portion of rental expense which is deemed to be representative of the interest factor.

     Fixed charges, including interest on deposits, consist of the above items plus interest on deposits.

                         DESCRIPTION OF THE SECURITIES

     The securities we are offering will constitute either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between us and The Bank of New York, as trustee. Pursuant to the Trust Indenture Act of 1939, as amended, the trustee will have a "conflicting interest" if the securities issued under either indenture are in default. If this occurs, the trustee may be required to resign its trusteeship under the defaulted indenture and we would appoint a successor trustee. A copy of the form of each indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     The following summaries of certain provisions of the indentures are not complete. You should read all of the provisions of the indentures, including the definitions of certain terms. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The particular terms of the securities offered by any prospectus supplement and the applicability of the general provisions will be described in the appropriate prospectus supplement. Unless otherwise indicated, parenthetical section references refer to each of the indentures.

     Since we are a holding company, our right, and accordingly, the right of our creditors and stockholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

     Neither indenture contains any terms which would protect the holders of the securities in the event of a recapitalization, a change of control, a highly leveraged transaction or a restructuring involving us that results in a downgrade of our public debt rating.

TERMS OF THE SECURITIES

     The securities will be not be secured by any of our assets. Neither the indentures nor the securities will limit or otherwise restrict the amounts of other indebtedness which we may incur, or the amount of other securities that we may issue. The indentures do not limit the principal amount of any particular series of securities. All of the securities issued under each of the indentures will rank equally and ratably with any additional securities issued under the same indenture. The Senior Debt Securities will rank equally with all of our other unsecured and non-subordinated indebtedness. The Subordinated Debt Securities will be subordinated as described below under "Subordinated Debt Securities."

     Each prospectus supplement will specify the particular terms of the securities offered. These terms may include:

     - the title of the securities,

     - any limit on the aggregate principal amount of the securities,

     - the priority of payment of the securities,

     - the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the securities,

     - the date or dates, or the method of determining the dates, on which the securities will mature,

     - the interest rate or rates of the securities, or the method of determining those rates,

     - the interest payment dates, the dates on which payment of any interest will begin and the regular record dates,

     - whether the securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid,

     - any sinking fund or similar provision applicable to the securities,

     - any mandatory or optional redemption provisions applicable to the securities,

     - the denomination or denominations in which securities are authorized to be issued,

     - whether any of the securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchange for registered securities of the same series),

     - information with respect to book-entry procedures,

     - whether any of the securities will be issued as Original Issue Discount Securities,

     - each office or agency where securities may be presented for registration of transfer or exchange,

     - the method of determining the amount of any payments on the securities which are linked to an index,

     - if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable, and whether the holder may elect payment to be made in a different currency,

     - if other than the trustee, the identity of the registrar and/or paying agent,

     - any defeasance of certain obligations by the company pertaining to the series of securities,

     - whether and on what terms we will pay additional amounts to holders that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem such securities rather than pay such additional amounts (and the terms of any such option), and

     - any other specific terms of the securities.

     Some of the securities may be issued as original issue discount securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to Original Issue Discount Securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

ACCELERATION OF MATURITY

     If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. If the securities of that series are Original Issue Discount Securities, the holders of at least 25% in principal amount of those securities may declare the portion of the principal amount specified in the terms of that series of securities to be due and payable immediately. In either case, a written notice must be given to us, and to the trustee, if notice is given by the holders instead of the trustee. Subject to certain conditions, the declaration of acceleration may be revoked, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of a majority of the principal amount of securities of that series.

     You should refer to the prospectus supplement relating to each series of securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity upon the occurrence and continuation of an event of default.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable prospectus supplement, each series of the offered securities will be issued in registered form only, without coupons. The indentures will also allow us to issue the securities in bearer form only, or in both registered and bearer form. Any securities issued in bearer form will have interest coupons attached, unless they are issued as zero coupon securities. Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to offices of certain United States financial institutions located outside the United States.

     Unless otherwise indicated in the applicable prospectus supplement, the securities we are offering will be issued in denominations of $1,000 or an integral multiple of $1,000. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

PAYMENT AND PAYING AGENT


     We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered on the days specified in the indentures or any prospectus supplement. (Section 307)


     We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is US dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on any security or coupon remains unclaimed at the end of two years after such amount became due and payable, the Paying Agent will release any unclaimed amounts, and the holder of the security or coupon will look only to us for payment.


     The designated paying agent in the United States for the securities we are offering is The Bank of New York, located at 101 Barclay Street, New York, New York 10286.


GLOBAL SECURITIES

     The securities of a series may be issued in whole or in part in the form of one or more global certificates ("Global Securities") that will be deposited with a depositary that we will identify in a prospectus supplement.

Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. All Global Securities in bearer form will be deposited with a depositary outside the United States. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

     The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

RESTRICTIVE COVENANTS

     The Senior Indenture contains a covenant that, except as otherwise provided below, we will not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, or permit a subsidiary to sell, assign, pledge, transfer or otherwise dispose of, any shares of capital stock of any subsidiary or any securities convertible into capital stock of any subsidiary which is:

          - a Principal Constituent Bank, or

          - a subsidiary which owns shares of capital stock, or any securities convertible into capital stock, of a Principal Constituent Bank.

     However, this covenant does not prohibit:

             (a) any dispositions made by us or any subsidiary:

                (1) acting in a fiduciary capacity for any person other than us or any subsidiary, or

                (2) to us or any of our wholly owned subsidiaries, or

             (b) the merger or consolidation of a Principal Constituent Bank with and into a Constituent Bank, or the merger or consolidation of any Principal Constituent Bank with and into any other Principal Constituent Bank.

     This covenant does not prohibit sales, assignments, pledges, transfers, issuances or other dispositions of shares of capital stock of a Principal Constituent Bank referred to in (a) or (b) above where:

     - the sales, assignments, pledges, transfers, issuances or other dispositions are made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director, or

     - the sales, assignments, pledges, transfers, issuances or other dispositions are made in compliance with an order of a court or a regulatory authority of competent jurisdiction or as a condition imposed by any such court or authority to our acquisition, directly or indirectly, of any other corporation or entity, or

     - in the case of (1) a disposition or issuance of shares of capital stock, or any securities convertible into capital stock, of a Principal Constituent Bank, or (2) sales of capital stock or any securities convertible into capital stock of any wholly owned subsidiary:

          (a) the sales, assignments, pledges, transfers, issuances or other dispositions are for fair market value (as determined by our Board of Directors and the Board of Directors of the subsidiary disposing of such shares or securities, and evidenced by a resolution of our Board of Directors), and

          (b) after giving effect to such disposition and to any potential dilution (if the shares or securities are convertible into capital stock), we and our directly or indirectly wholly owned subsidiaries will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or subsidiary, or

     - a Principal Constituent Bank sells additional shares of capital stock to its stockholders at any price, so long as immediately after such sale we own, directly or indirectly, at least as great a percentage of the Voting Stock of such Principal Constituent Bank as we owned before the sale of the additional shares.

     A Constituent Bank is defined as a subsidiary which meets the definition of a Bank in the indentures. A Principal Constituent Bank is a Constituent Bank with consolidated assets constituting 15% or more of our consolidated assets. At the date of this prospectus, National City Bank, National City Bank of Pennsylvania National City Bank of Indiana and National City Bank of Michigan/Illinois are the only Principal Constituent Banks. (Senior Indenture,
Section 1006)


     The Senior Indenture prohibits us from acquiring capital stock of any corporation or acquiring substantially all the assets and liabilities of any corporation, unless, immediately after such acquisition, we would be in full compliance with the Senior Indenture. (Senior Indenture, Section 1008) In addition, the Senior Indenture prohibits us from creating or permitting any liens upon any shares of capital stock of any Constituent Bank to secure any indebtedness without securing the Senior Debt Securities equally and ratably with all indebtedness secured by those liens. (Senior Indenture, Section 1007)


MODIFICATION AND WAIVER

     Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

     - change the stated maturity date of the principal of, or any installment of interest on, any security,

     - reduce the principal amount, any rate of interest, or any additional amounts in respect of any security, or reduce the amount of any premium payable upon the redemption of any security,

     - change the place of payment, currency or currencies in which any security or any premium or interest thereon is payable,

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity date of any security or, in the case of redemption, on or after the redemption date,

     - reduce the percentage of securities required to consent to any modification, amendment or waiver under the indenture,


     - modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture,


     - in the case of the Subordinated Indenture, alter the provisions regarding subordination of the Subordinated Debt Securities in any way that would be adverse to the holders of those securities,

     - reduce the principal amount of Original Issue Discount Securities which could be declared due and payable upon an acceleration of their maturity, or

     - change our obligation to pay any additional amounts. (Section 902)

     The holders of a majority in principal amount of the outstanding securities of any series may waive compliance by us and the trustee with certain provisions of the indentures. (Senior Indenture, Section 1011; Subordinated Indenture,
Section 1008) The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on security of that series or in respect of a covenant or provision which under the terms of the applicable indenture cannot be modified or amended, without the consent of each affected holder. (Section 513)

     With the trustee, we may modify and amend either indenture without the consent of any holder for any of the following purposes:


     - to name a successor entity to National City Corporation,


     - to add to our covenants for the benefit of the holders of all or any series of securities,

     - to add to the events of default,

     - to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities as set forth in the applicable indenture,

     - to establish the form or terms of securities of any series and any related coupons,

     - to provide for the acceptance of appointment by a successor trustee,

     - to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action is not inconsistent with the provisions of that indenture and does not materially adversely affect the interests of the applicable holders, or

     - to modify, eliminate or add to the provisions of either indenture to conform our or the trustee's obligations under the applicable indenture to the Trust Indenture Act of 1939, as amended. (Section 901)

CALCULATION OF OUTSTANDING DEBT SECURITIES

     To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under either indenture:

     - In the case of Original Issue Discount Securities, the principal amount that may be included in the calculation is the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that Original Issue Discount Security as of the date of the calculation.

     - Any securities owned by us, or owned by any other obligor of the securities or any affiliate of ours or any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation. (Section 101)

ADDITIONAL PROVISIONS

     Other than the duty to act with the required standard of care during an event of default, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. (Section 602) Each indenture provides that the holders of a majority in principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 512)

     No holder of a security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

     - the holder has provided the trustee with written notice of a continuing event of default regarding the holder's series of securities,

     - the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered indemnity satisfactory to the trustee, to the trustee to institute a proceeding for remedy,


     - the trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity, and



     - the trustee has not received a direction during such 60 day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities of that series. (Section
       507)


     However, the holder of any security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such security on or after the due dates expressed in such security and to institute suit for the enforcement of any such payment. (Section 508)

     We are required to file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1005)

REGARDING THE TRUSTEE

     We and our subsidiaries maintain deposit accounts and conduct various banking transactions with the trustee. The trustee and its subsidiaries maintain deposit accounts and conduct various banking transactions with us and our subsidiaries.

                             SENIOR DEBT SECURITIES

     The Senior Debt Securities will be unsecured and will rank equally among themselves and with all of our other unsecured and non-subordinated debt.

EVENTS OF DEFAULT


     The following will be events of default under the Senior Indenture with respect to the Senior Debt Securities of a series:



     - failure to pay any interest or any additional amounts on any Senior Debt Security of that series when due, and continuance of such default for 30 days,



     - failure to pay principal of, or any premium on, any Senior Debt Security of that series when due,



     - failure to deposit any sinking fund payment for a Senior Debt Security of that series when due,


     - failure to perform any of our other covenants or warranties in the Senior Indenture or Senior Debt Securities (other than a covenant or warranty included in that indenture solely for the benefit of a different series of Senior Debt Securities), which has continued for 90 days after written notice as provided in the Senior Indenture,

     - acceleration of indebtedness in a principal amount greater than $25,000,000 for money borrowed by us or any Principal Constituent Bank under the terms of the instrument under which such debt is issued or secured, and the acceleration is not annulled, or the indebtedness is not discharged, within 30 days after written notice is given according to the Senior Indenture,

     - certain events in bankruptcy, insolvency or reorganization of us or any Principal Constituent Bank, and

     - any other event of default regarding that series of Senior Debt Securities. (Section 501)

                          SUBORDINATED DEBT SECURITIES


     The Subordinated Debt Securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all Senior Indebtedness. (Subordinated Indenture, Article Fifteen) The term "Senior Indebtedness" is defined below.


SUBORDINATION


     If any of the following circumstances has occurred, payment in full of all principal, premium and interest must be made or provided for with respect to all outstanding Senior Indebtedness before we can make any payment or distribution of principal, any premium, any additional amounts or interest on the Subordinated Debt Securities:



          - any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced,



          - any voluntary or involuntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy,

          - any Subordinated Debt Security of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the Subordinated Indenture, provided that such declaration has not been rescinded or annulled as provided in the Subordinated Indenture, or



          - any default with respect to Senior Indebtedness which permits its holders to accelerate the maturity of the Senior Indebtedness has occurred and is continuing, and either (a) notice of such default has been given to us and to the trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default. (Subordinated Indenture, Article Fifteen)



     The term "Senior Indebtedness" means:


        - the principal and any premium or interest for money borrowed or purchased by us,


        - the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by us,


        - any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar agreement,

        - an obligation arising from direct credit substitutes, and

        - any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements,

in each case, whether outstanding on the date the Subordinated Indenture became effective, or created, assumed or incurred after that date.


     The definition of Senior Indebtedness excludes any indebtedness that:


        - expressly states that it is junior to, or ranks equally in right of payment with, the Subordinated Debt Securities, or


        - is identified as junior to, or equal in right of payment with, the Subordinated Debt Securities in any resolution of our Board of Directors or in any supplemental indenture. (Subordinated Indenture, Section 101)


     As of December 31, 1998, we had approximately $5.2 million in principal amount of debt which would constitute Senior Indebtedness, and $1.625 billion in principal amount of debt which would rank equally with the Subordinated Debt Securities.

EVENTS OF DEFAULT

     Events of default under the Subordinated Indenture are limited to certain events of bankruptcy, insolvency or reorganization of us or any Principal Constituent Bank.


     There is no right of acceleration of the payment of principal of a series of Subordinated Debt Securities upon a default in the payment of principal or interest, nor upon a default in the performance of any covenant or agreement in the Subordinated Debt Securities of a particular series or in the Subordinated Indenture. In the event of a default in the payment of interest or principal, the holders of Senior Indebtedness will be entitled to be paid in full before any payment can be made to holders of Subordinated Debt Securities. However, a holder of a Subordinated Debt Security (or the trustee under the Subordinated Indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce payment of interest or principal of the Subordinated Debt Securities.


                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of the ownership of the securities is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed United States Treasury Regulations (the "Treasury Regulations"), and existing administrative and judicial precedent, all as in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. The legal conclusions in this discussion under the caption "United States Taxation" are not binding upon the Internal Revenue Service (the "IRS") or any other administrative or judicial agency, authority or tribunal.

     This summary deals only with securities held as capital assets by their initial purchasers and does not deal with purchasers that do not acquire their securities as part of the initial distribution or with special classes of holders, such as dealers in securities or currencies, financial institutions, tax-exempt organizations, insurance companies, controlled foreign corporations or persons holding securities as part of a straddle, hedge, conversion transaction or other integrated investment. It also does not address securities held by persons who are not Holders (as defined below) or held by persons whose functional currency is not the U.S. dollar.

     Prospective purchasers of securities should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations, as well as tax consequences under state or local, or foreign, tax laws.

UNITED STATES HOLDERS ONLY

     As used herein, the term "Holder" means a holder of a security who or that is:

     - a citizen or resident of the United States,


     - a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia,


     - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

PAYMENTS OF INTEREST

     Interest (including qualified stated interest, as defined under "Original Issue Discount Securities" below) paid on a security will generally be taxable to a Holder as ordinary interest income at the time it accrues or is received (whether actually or constructively) in accordance with the Holder's method of accounting for federal tax purposes. Special rules governing the treatment of interest on Original Issue Discount Securities are described below.

ORIGINAL ISSUE DISCOUNT SECURITIES

     General. A security with an issue price that is less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount ("OID") for federal income tax purposes (an "Original Issue Discount Security"). The "issue price" of an issue of securities for cash will be the first price at which a substantial amount of such securities is sold to the public (excluding sales to bond houses, brokers, underwriters, and the like). The "stated redemption price at maturity" of a security will equal the sum of all payments to be made thereunder, other than payments of qualified stated interest (as defined below). As a result, a security generally will have OID if it provides for payments of interest other than qualified stated interest. "Qualified stated interest" is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments.

     If the difference between a security's stated redemption price at maturity and its issue price is less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the security will not be considered to have OID, but will be considered to have de minimis OID. If the excess of a security's stated redemption price at maturity over its issue price is de minimis then, unless a Holder elects to treat de minimis OID in the manner described above in respect of OID, a Holder will be required to recognize capital gain with respect to such de minimis OID as stated principal payments on the security are made. The amount of such gain with respect to each such principal payment will equal the product of the total amount of the security's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the total stated principal amount of the Security.

     Holders of Original Issue Discount Securities having a maturity of more than one year from their date of issue are required to include OID in income calculated on a constant yield method without regard to when the cash payments attributable to such income are received. The amount of OID includible in income by a Holder of an Original Issue Discount Security is the sum of the daily portions of OID for each day during the taxable year or portion of the taxable year in which it holds such Original Issue Discount Security. The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. An "accrual period" is each period between payment dates (including, if shorter, the period from the issue date to the first interest payment date and the period from the last interest payment date to the maturity date), although an accrual period may be of any length and the accrual periods may vary in length over the term of an Original Issue Discount Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period. The amount of OID allocable to an accrual period is the excess of (a) the product of the Original Issue Discount Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of a constant interest rate and compounded at the end of each accrual period and properly adjusted for the length of the accrual period) over (b) the amount of qualified stated interest allocable to the accrual period. The "adjusted issue price" of the Original Issue Discount Security at the beginning of any accrual period is the issue price of such Original Issue Discount Security, plus the amount of accrued OID for all prior accrual periods, minus any amount of prior payments on the Original Issue Discount Security that were not qualified stated interest payments.

     Under the foregoing rules, Holders will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

     Variable Rate Original Issue Discount Securities. It is possible that securities that (a) bear interest initially at a fixed rate followed by a variable rate that is not approximately the same as the initial fixed rate on the date of issue or (b) bear interest at a variable rate that is not a single qualified floating rate or objective rate would be subject to the OID rules regardless of the price at which such securities are issued. Accordingly, Holders (including cash basis Holders) may be required to report income in respect of such securities before the receipt of cash payments attributable thereto under the rules described above. The applicable prospectus supplement will contain a discussion of any additional relevant United States federal income tax consequences with respect to an issuance of variable rate Original Issue Discount Securities.

     Acquisition Premium. A Holder who purchases an Original Issue Discount Security for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Security after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Security at an "acquisition premium." Under the acquisition premium rules, the amount of OID that such Holder must include in its gross income with respect to such Original Issue Discount Security for any taxable year (or portion thereof) in which the Holder holds the Original Issue Discount Security will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to such year.


     Optional Redemption. For purposes of determining OID, if National City Corporation has an option to redeem a security prior to its stated maturity, such option will be presumed to be exercised if and on such dates that, by utilizing any date on which such security may be redeemed as the maturity date and the amount payable on such date in accordance with the terms of such security (the "redemption price") as the stated redemption price at maturity, the yield on the security would be minimized. If such option is not in fact exercised when presumed to be exercised, the security would be treated as if it were redeemed, and a new security were issued, on the presumed exercise date for an amount equal to the redemption price.

     Acceleration of Maturity. The applicable prospectus supplement will contain a discussion of any additional relevant United States federal income tax consequences relating to an acceleration of the maturity of an Original Issue Discount Security.

     Short-Term Debt Securities. In general, an individual or other cash method Holder of a security that matures one year or less from its date of issuance (a "Short-Term Discount Security") is not required to accrue OID for United States federal income tax purposes unless it elects to do so. Accrual method Holders and certain other holders, including banks, regulated investment companies and dealers in securities, are required to accrue OID on Short-Term Discount Securities on a straight-line basis unless an election is made to accrue the OID under the constant yield method (based on daily compounding). In the case of a Holder not required and not electing to include OID in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Discount Security will be ordinary income to the extent of the OID accrued on a straight-line basis through the date of sale, exchange or retirement. Holders who are not required to and do not elect to accrue OID on Short-Term Discount Securities will be required to defer deductions for interest on borrowings allocable to Short-Term Discount Securities in an amount not exceeding the deferred income until the deferred income is realized.


     Reporting. National City Corporation is required to report to the IRS the amount of OID accrued on Original Issue Discount Securities held of record by Holders other than certain exempt holders, such as corporations and tax-exempt organizations. The amount required to be reported by National City Corporation may not be equal to the amount of OID required to be reported as taxable income by a Holder of such Original Issue Discount Securities.


DEBT SECURITIES PURCHASED AT A MARKET DISCOUNT OR PREMIUM

     Market Discount. If a Holder (a) purchases a security for an amount that is less than its issue price, and (b) the security's stated redemption price at maturity exceeds the Holder's purchase price by more than a de minimis amount, the amount of the difference will be treated as "market discount." In the case of an Original Issue Discount Security, market discount exists if (x) the Holder's purchase price is less than such security's issue price, and (y) the security's revised issue price exceeds the Holder's purchase price by more than a de minimis amount. The de minimis test used for this purpose is the same de minimis standard described above under "Original Issue Discount Securities."

     Under the market discount rules, a Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Security, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a security as ordinary income to the extent of the lesser of (a) the amount of such payment or realized gain or (b) the market discount that has not previously been included in income and is treated as having accrued on such security at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the security, unless the Holder elects to accrue market discount over such period on a constant yield method. The amount of accrued market discount will be reduced by the amount of any partial principal payment (or, in the case of an Original Issue Discount Security, any payment that does not constitute qualified stated interest) included in gross income under the market discount rules.

     A Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a security with market discount until the maturity of the security or its earlier disposition in a taxable transaction. The amount so deferred is that portion of any interest expense on such indebtedness, net of the interest (including OID) includible in gross income, but only to the extent of the allocable portion of the accrued market discount.

     A Holder may elect to include market discount in income currently as it accrues (either ratably or on a constant yield method using semiannual compounding), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the security and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary income for United States federal income tax purposes.

     Amortizable Bond Premium. A Holder that purchases a security for an amount in excess of the amount payable at maturity will be considered to have purchased such security at a premium equal to such excess and may elect to amortize such premium using a constant yield method over the term of the security. Any such election will apply to all bonds (other than bonds the interest on which is excludible from gross income) acquired by the Holder on or after the first day of the first taxable year to which such election applies, and is irrevocable without the consent of the IRS.

PURCHASE, SALE, EXCHANGE AND RETIREMENT OF THE DEBT SECURITIES

     A Holder's adjusted tax basis in a security will be its U.S. dollar cost, increased by the amount of any OID or accrued market discount included in the Holder's income with respect to the security and reduced by the amount of any amortizable bond premium, by principal payments received by the Holder and, in the case of Original Issue Discount Securities, by the amount of any interest payments on the security that are not qualified stated interest payments. A Holder will recognize gain or loss on the sale, exchange or retirement of a Security equal to the difference between the amount realized on the sale, exchange or retirement and the Holder's adjusted tax basis in the security. Except to the extent described under "Short-Term Debt Securities" and "Debt Securities Purchased at a Market Discount or Premium" above, gain or loss recognized on the sale, exchange or retirement of a security will be capital gain or loss and will be long-term capital gain or loss if the security was held for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A Holder may be subject to backup withholding at a rate of 31% on, and information reporting with respect to, payments of principal, premium or interest (including OID, if any) on, and the proceeds of disposition of, a security. Backup withholding will apply only if the Holder (a) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (b) furnishes an incorrect TIN, (c) is notified by the IRS that it has failed to properly report payments of interest and dividends or (d) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund of federal income tax, provided that the required information is furnished to the IRS.


     Recently, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.


                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     To avoid potential adverse United States federal tax consequences to holders of the securities, Bearer Securities, including securities in permanent global form that are either Bearer Securities or exchangeable for Bearer Securities, may not be offered or sold during the restricted period (as defined in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) within the United States or to United States persons (each as defined below) other than to an office of a financial institution (as defined in Treasury Regulations Section 1.165-12(c)(1)(v)) which is located outside the United States. That office must be purchasing for its own account or for resale or for the account of certain customers, and must provide a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the Treasury Regulations thereunder, or to certain other persons described in Treasury Regulations Section 1.163-5(c)(2)( i)(D)(1)(iii)(B).

     Bearer Securities may not be delivered in connection with their sale during the restricted period within the United States. Any distributor (as defined in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(4)) participating in the offering or sale of Bearer Securities must certify that:

          - it will not offer or sell during the restricted period any Bearer Securities within the United States or to United States persons (other than the persons described above),

          - it will not deliver any Bearer Securities during the restricted period within the United States, and

          - it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling the Bearer Securities are aware of the restrictions on offers and sales described above.

     No Bearer Security, other than a temporary global security may be delivered, nor may interest be paid on any Bearer Security until we receive:

          - a Depositary Tax Certification in the case of temporary global securities, or

          - an Owner Tax Certification in all other cases.

     Bearer Securities will bear a legend similar to the following: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     Purchasers of Bearer Securities may be affected by certain United States tax laws. Such laws will be discussed in the applicable prospectus supplement.


     As used in this section "United States person" means any citizen or resident of the United States, any corporation or partnership or (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, any estate the income of which is subject to United States federal income taxation regardless of its source, and a trust if both (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust, and "United States" means the United States of America, including all of its states, the District of Columbia and its possessions.


                              PLAN OF DISTRIBUTION

     We may sell the securities:

     - through underwriters,

     - through agents, or

     - directly to a limited number of institutional purchasers or to a single purchaser.

     The applicable prospectus supplement will set forth the terms of the offering of the securities, including the following:

     - the name or names of any underwriters,

     - the purchase price and the proceeds we will receive from such sale,

     - any underwriting discounts and other items constituting underwriters' compensation,

     - any discounts or concessions allowed or reallowed or paid to dealers, and

     - any securities exchanges on which the securities of such series may be listed.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named and any commissions payable by us to such agent will be described in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

     Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to such liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

     Each series of securities will be a new issue of securities with no established trading market. Any underwriter may make a market in such securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

     Certain of the underwriters and their associates may be customers of, engage in transactions with, and perform services for us, in the ordinary course of business.

                                 LEGAL OPINIONS

     Certain legal matters, including the validity of the securities, will be passed upon by the National City Corporation Law Department, and for any underwriters or agents by Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference which, as to the years 1997 and 1996, is based in part on the report of KPMG LLP, independent auditors. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of First of America Bank Corporation ("FOA") in FOA's annual report on Form 10-K as of December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, have been incorporated herein by reference and in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are expenses estimated pursuant to Item 511 of Regulation S-K (except for the SEC Registration Fee), subject to future contingencies, of the expenses to be incurred by the registrant in connection with the issuance and distribution of securities being registered:

SEC Registration Fee........................................    $278,000
Legal Fees and Expenses.....................................      25,000
Accounting Fees and Expenses................................       1,000
Rating Agency Fees..........................................           0
Trustees' Fees..............................................       5,000
Miscellaneous...............................................      10,000
                                                                --------
          Total.............................................    $319,000
                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "GCL") empowers a Delaware corporation to indemnify any person who was or is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The indemnification and advancement of expenses provided for under, or granted pursuant to, Section 145 of the GCL are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, in official or non-official capacities. Section 145 of the GCL also provides that a corporation may purchase and maintain insurance on behalf of a person against any liability asserted against such person whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the GCL.

     Article VI of the Registrant's First Restatement of By-Laws provides for the mandatory indemnification of directors, officers or employees of the Registrant or any of its subsidiaries and of those persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with and to the full extent permitted by the GCL. The Registrant has purchased liability insurance covering certain liabilities which may be incurred by the directors, officers, employees and agents of the Registrant and its subsidiaries in connection with the performance of their duties.

     In addition, the Registrant's Restated Certificate of Incorporation, as permitted by Section 102(b) of the GCL, limits directors' liability to the Registrant and its stockholders by eliminating liability in damages for breach of fiduciary duty of care. Article Seventh of the Registrant's Restated Certificate of Incorporation, as amended, provides that neither the Registrant nor its stockholders may recover damages from the Registrant's directors or former directors for breach of their duty of care in the performance of their duties as directors of the Registrant. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director or former director of the Registrant in the case of liability (i) for a breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the GCL or (iv) for any transactions for which the director derived an improper personal benefit.

ITEM 16.  LIST OF EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement:


 1.1*   Form of Underwriting Agreement
 4.1    Form of Senior Indenture between National City Corporation and The Bank of New York, as Trustee
 4.2    Form of Subordinated Indenture between National City
        Corporation and The Bank of New York, as Trustee
 4.3*   Forms of securities
 5.1    Opinion of National City Corporation Law Department
12.1**  Computation of Ratio of Earnings to Fixed Charges
23.1    Consent of Ernst & Young LLP
23.2    Consent of KPMG LLP
23.3    Consent of National City Corporation Law Department
        (included in Exhibit 5.1)
24.1**  Power of Attorney of certain directors and officers
25.1**  Statement of Eligibility on Form T-1


---------------


      * To be filed by post-effective amendment or by a Current Report on Form 8-K.



     ** Previously filed.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the Registration Statement is on Form S-3, Form S-8 or form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND AND THE STATE OF OHIO, AS OF THE 5TH DAY OF MARCH, 1999.


                                          NATIONAL CITY CORPORATION

                                          By: /s/ Thomas A. Richlovsky

                                            ------------------------------------
                                            Thomas A. Richlovsky
                                            Senior Vice President and Treasurer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED AS OF THE 5TH DAY OF MARCH, 1999 BY THE FOLLOWING PERSON IN THE CAPACITIES INDICATED:



/s/ DAVID A. DABERKO*                           Chairman and Chief Executive Officer
--------------------------------------------    (Principal Executive Officer)
David A. Daberko

/s/ ROBERT G. SIEFERS                           Executive Vice President (Principal
--------------------------------------------    Financial Officer)
Robert G. Siefers

/s/ THOMAS A. RICHLOVSKY                        Senior Vice President and Treasurer
--------------------------------------------    (Principal Accounting Officer)
Thomas A. Richlovsky

/s/ SANDRA H. AUSTIN*
--------------------------------------------
Sandra H. Austin

/s/ JON E. BARFIELD*
--------------------------------------------
Jon E. Barfield

/s/ EDWARD B. BRANDON*
--------------------------------------------
Edward B. Brandon

/s/ JOHN G. BREEN*
--------------------------------------------
John G. Breen

/s/ JAMES S. BROADHURST*
--------------------------------------------
James S. Broadhurst

--------------------------------------------
John W. Brown

/s/ DUANE E. COLLINS*
--------------------------------------------
Duane E. Collins

/s/ DAVID A. DABERKO*
--------------------------------------------
David A. Daberko

/s/ DANIEL E. EVANS*
--------------------------------------------
Daniel E. Evans

/s/ CLIFFORD L. GREENWALT*
--------------------------------------------
Clifford L. Greenwalt

/s/ BERNADINE P. HEALY, M.D.*
--------------------------------------------
Bernadine P. Healy, M.D.

/s/ DOROTHY A. JOHNSON*
------------------------------------------------------
Dorothy A. Johnson

/s/ JOSEPH H. LEMIUEX*
------------------------------------------------------
Joseph H. Lemiuex

------------------------------------------------------
W. Bruce Lunsford

/s/ ROBERT A. PAUL*
------------------------------------------------------
Robert A. Paul

/s/ WILLIAM P. ROEMER*
------------------------------------------------------
William P. Roemer

/s/ MICHAEL A. SCHULER*
------------------------------------------------------
Michael A. Schuler

/s/ STEPHEN A. STITLE*
------------------------------------------------------
Stephen A. Stitle

/s/ JEROME F. TATAR*
------------------------------------------------------
Jerome F. Tatar

/s/ MORRY WEISS*
------------------------------------------------------
Morry Weiss

---------------


* Carlton E. Langer, Vice President and Assistant Secretary of the registrant, as attorney-in-fact, signs this document on behalf of the above-named directors pursuant to powers of attorney duly executed by such directors and filed previously with the Securities and Exchange Commission.


                                          /s/ Carlton E. Langer

                                          --------------------------------------
                                          Carlton E. Langer
                                          Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 1.1 *     Form of Underwriting Agreement
  4.1      Form of Senior Indenture between National City Corporation and the Bank of New York, as Trustee
  4.2      Form of Subordinated Indenture between National City
           Corporation and the Bank of New York, as Trustee
 4.3 *     Forms of securities
  5.1      Opinion of National City Corporation Law Department
12.1**     Computation of Ratio of Earnings to Fixed Charges
 23.1      Consent of Ernst & Young LLP
 23.2      Consent of KPMG LLP
 23.3      Consent of National City Corporation Law Department
           (included in Exhibit 5.1)
24.1**     Power of Attorney of certain directors and officers
25.1**     Statement of Eligibility on Form T-1


---------------


 * To be filed by post-effective amendment or by a Current Report on Form 8-K.



** Previously filed.